
                                                                                                                   Exhibit 12(a)


                                                  SOUTH JERSEY GAS COMPANY
                         Calculation of Ratio of Earnings from Continuing Operations To Fixed Charges
                                                       (In Thousands)



                                                                    Fiscal Year Ended December 31,
                                        ----------------------------------------------------------------------------------------

                                                   2001              2000              1999             1998              1997
                                        ----------------------------------------------------------------------------------------

Net Income*                                       $24,589           $24,929          $23,451           $17,972          $22,031

Income Taxes, Net                                  15,693            16,703           15,445            12,299           11,581

Fixed Charges**                                    20,347            21,181           20,949            19,235           18,103

Capitalized Interest                                 (221)              (24)            (390)             (167)            (107)
                                        ----------------------------------------------------------------------------------------


Total Available for Coverage                      $60,408           $62,789           $59,455          $49,339           $51,608
                                        ========================================================================================



Total Available                                      3.0x              3.0x             2.8x              2.6x             2.9x
-------------------------
Fixed Charges



 *  Net Income before Dividends on Preferred Securities and
    Discontinued Operations.

**  Fixed charges consist of interest charges (rentals are not material).
